Steven Lo Joins Corcept as Vice President of Commercial Operations

MENLO PARK, CA -- (Marketwire - September 16, 2010) - Corcept Therapeutics Incorporated ("Corcept") (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today announced that Steven Lo has joined the company as Vice President, Commercial Operations.

"We are pleased to have the opportunity to benefit from Steve's expertise in the commercialization of products to treat patients with severe unmet medical needs," said Joseph Belanoff, M.D., Chief Executive Officer of Corcept. "Steve's experience will be valuable to Corcept as we prepare to market CORLUX for Cushing's Syndrome. We expect to announce top-line data from our Phase 3 trial of CORLUX in Cushing's Syndrome by year-end and to submit an NDA to the FDA in the first quarter of 2011."

Mr. Lo has 15 years of commercial experience in the pharmaceutical and biotechnology industry. For the past 13 years he was employed by Genentech, most recently leading that company's endocrinology marketing and sales organization. During Mr. Lo's tenure at Genentech he held a broad range of positions in marketing, sales, and managed markets.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two ongoing Phase 3 programs: CORLUX for the treatment of Cushing's Syndrome, and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept also has a Phase 1 program for CORT 108297 and an IND-enabling program for CORT 113083. Corcept has developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication, as well as composition of matter patents for our selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297 and CORT 113083, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, CORT 113083 or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CONTACT:
Caroline Loewy
Chief Financial Officer
Corcept Therapeutics
650-688-8783
cloewy@corcept.com
www.corcept.com